UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 1, 2006

CENTERSTAGING CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	021-80703	45-0476087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3407 Winona Avenue
Burbank, CA 91504
(Address of Principal Executive Offices)

(818) 559-4333
Registrant’s Telephone Number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry into a Material Definitive Agreement

On May 1, 2006, CenterStaging Corp.’s subsidiary CenterStaging Musical Productions, Inc. (“CMPI”) entered into an Employment Agreement with Michael R. Sandoval pursuant to which Mr. Sandoval was appointed its Executive Vice President - Administration and Music Publishing. Mr. Sandoval has been employed by CMPI since October 2005, and consulted with CMPI for several months prior to that. For more than the five years prior to joining CMPI, he was an independent music consultant working with various organizations including the Conductor Agency (January 2005-June 2005), Index Company and its subsidiary Mobliss Inc. (2004-2005), Strategic Integration (2003-2004) and Edel America (2001-2003).

Pursuant to the Employment Agreement, Mr. Sandoval will receive a base salary commencing at $150,000 per year through June 30, 2007, and increasing by not less than 10% for each subsequent year of employment. CMPI may terminate his employment at any time with or without cause. If Mr. Sandoval’s employment is terminated by CMPI without cause, he will be entitled to receive salary, bonus and other benefits until the earlier to occur of: (a) his death, or (b) the later of one year from the date of termination of employment or December 31, 2008. If there is a change of control of the company and Mr. Sandoval does not elect to continue his employment, he will be entitled to a lump sum payment equal to the greater of (a) his base salary at the rate in effect as of the date of change of control; or (b) the amount of salary and minimum annual bonuses that he would have received from the date of the change of control to December 31, 2008. He will also receive the health and insurance benefits that were available to him under the Employment Agreement until one year following the change of control or December 31, 2008, whichever is later.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTAGING CORP.

Dated: May 5, 2006	By:	/s/ Howard Livingston
Howard Livingston
Chief Financial Officer